Exhibit 99.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into as of March 31, 2006, by and among Janet M. Biski (the “Executive”) and SRS Labs, Inc. (the “Company”).

Recitals

WHEREAS, the parties hereto desire to amend the letter agreement by and among the Executive and the Company accepted by the Executive as of November 11, 2002 (the “Employment Agreement”) pursuant to the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Agreement For Amendment

1.             The eighth paragraph of the Employment Agreement is hereby amended and restated in its entirety as follows:

If the Company terminates the Executive’s employment with the Company without cause, the Company shall pay the Executive severance in the amount of $150,000, which amount shall be subject to legally required deductions and be paid as follows: (i) a single payment in the amount of $100,000 made within two (2) business days after the expiration of six (6) months commencing on the day after the Executive’s employment with the Company is terminated; (ii) thereafter, the balance in the amount of $50,000 in six equal bi-monthly installments on the Company’s subsequent regular pay days;

2.             The Employment Agreement is further amended by the addition of the following new paragraph:

General Release. The severance payment payable to the Executive upon termination of her employment pursuant to this Employment Agreement shall not be made to the Executive unless and until she executes a general release in a form satisfactory to the Company and she does not exercise any right to revoke in the general release document.

3.             No other provisions of the Employment Agreement are affected by this Amendment No 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 Employment Agreement to be executed as of the date first written above.

EXECUTIVE

By:	/S/ JANET M. BISKI
Janet M. Biski

SRS LABS, INC.

By:	/S/ ULRICH GOTTSCHLING
Ulrich Gottschling
Chief Financial Officer